Exhibit 99.1

LETTER TO SHAREHOLDERS

+1 (734) 4979126 info@amesite.com Ann Arbor, Michigan September 18, 2019

Dear Shareholder,

I would like to take this opportunity to provide a detailed update on your Company’s progress, growth and impact after our first 15 months of operations. In a short time, we have built a team and a technology platform, secured paid contracts, launched or announced over a dozen pilot programs, and generated positive product reviews. All of this has been in service of our mission: to improve the way the world learns.

We have found that our users, the marketplace, and government are ready for our artificial-intelligence driven platform. We have also learned that there are greater needs in higher education, beyond the products that we initially conceived. The next few months are very important for us, as we continue to launch products and gather feedback, and also solidify our balance sheet and business model.

Creating our technology and IP

We filed the initial patents on our technology in May, 2018. From May to December of 2018, we worked in parallel to execute two versions of our web-based platform. First, we built a system capable of delivering courses at relatively small scale, augmenting commercially available tools with our own technology. Having tested this system, we were able to launch our Gen 1 platform in October, 2018. Using the Gen 1 platform, we studied how users engaged, responded and utilized our novel functionalities. In this very dynamic period, we executed dozens of modifications and augmentations, even as we were offering pilot courses on the platform.

In parallel, from May 2018 onward, we built the Gen 2 platform – our full-stack, custom web application. The Gen 2 platform has much greater functionality than the Gen 1 platform. We also expanded our design language and style significantly, providing users with an easy-to-use, intuitive and supportive experience for each of the platform’s functionalities.

We launched additional courses on the Gen 2 platform in January, 2019. We continue to develop and file for patent protection on our designs and technology, and pipeline technology and design upgrades, to meet the constantly evolving needs of our users and partners.

Launching our products

We expanded our initial vision, from launching undergraduate courses (Amesite College), to include continuing (Amesite Professional) and enrichment (Amesite Life) products. We believe there is a compelling need for these products. Each segment is large and growing, comprising $173B1,2, $194B3 and $409B4 for U.S. college spending, employee learning and development and entertainment and leisure, respectively.

We have announced four partnerships, all with accredited universities, including Humphreys University in October, 2018; Wayne State University in February, 2019; Eastern Michigan University in March, 2019; and Michigan State University in July, 2019. At present, we have launched or announced courses and certifications ranging from Introduction to Psychology, to Blockchain, to Personal Finance.

Users find our features to be differentiated, helpful, and engaging. A sampling of user comments follows:

“I found this platform to be...very easy to use...I also found that I learned at a better pace in this course than in other platforms.”

“I loved the articles and engaging my thoughts and applying what I learned”

“I needed to understand Blockchain – and Wayne State, and Amesite delivered.”

“I also love the Amesite platform, I’m very impressed!” – SOC101 Instructor

On all key performance metrics surveyed, learner ratings have exceeded 4/5. We believe that our users deserve a great, supportive learning environment and committed customer service. We continue to survey users intensively, take their inputs seriously, and act upon them immediately.

Building our team and culture

We know that supporting our team is essential. We are passionate about our culture – because we believe it is required to attract great colleagues and build amazing products. We build processes that enable people to do their work with as little interference as possible, unlocking both creativity and speed.

We aim to provide a best in class workplace. Recently, we were recognized as Best and Brightest In Wellness® and Metro Detroit’s Best and Brightest Companies to Work For®. We believe that an excellent workplace culture is a key advantage, enabling us to work faster than our competitors, and execute creative ideas that differentiate our offerings.

Communicating our plans

We appreciate that building awareness of our innovative efforts is crucial to our success of shifting the paradigm of higher education, and to make sure that the public is aware of our efforts and value. We have issued 10 press releases over the course of the last year and a half.

1 https://nces.ed.gov/fastfacts/display.asp?id=372

2 https://www.studentdebtrelief.us/news/average-cost-of-college-2018

3 https://www.td.org/insights/1642-billion-spent-on-training-and-development-by-us-companies

4 https://www.bls.gov/news.release/pdf/cesan.pdf

These include product announcements, as well as endorsements that Amesite has received from officials at our partner universities and government, including the following:

“The Amesite system provides a cutting-edge delivery vehicle enabling student-instructor interaction, providing prepared materials and materials based on current events to ensure integration of the latest available information, and offering outstanding student engagement.”

Dr. Leo Kempel, Dean, College of Engineering Michigan State University

“During my visit, I saw firsthand how Amesite utilizes AI to expand higher education opportunities. This new partnership will engage more Michiganders in a specialized learning environment and prepare them for in-demand positions that will also help close the skills gap.”

U.S. Senator Gary Peters (MI)

I have communicated our progress and work in interviews on major news outlets such as Cheddar, FoxBusiness, Fox 2 and Yahoo!Finance. Amesite also maintains a presence on leading social media outlets, including Twitter (@amesiteinc), Facebook (@amesiteinc), Instagram (@amesiteinc) and LinkedIn (@amesite). And we continue to look for opportunities to communicate our message, using multiple channels.

Solidifying our balance sheet to support growth

I am pleased to report that we recently closed on a $2M private placement, bringing the total capital raised over the past fifteen months to approximately $7.5M. We believe that education technology platform-as-a-service (PaaS) businesses are favored. I am also pleased to report that the recent financing was an “up round” priced at $2.00 per share. The financing positions us well to execute on our business plan, and we remain opportunistic going forward with respect to further strengthening our balance sheet.

With regard to revenue, we will be making substantial investments in sales and marketing, armed with positive feedback on the technology and buoyed by the support of our partners in academia.

We are strongly committed to our mission, and our team comprises some of the hardest-working and best-intentioned people in the education space. We all appreciate you, our shareholders, for your continued support and will continue to keep you updated. It is an honor to serve on your behalf.

Best Wishes,

Ann Marie Sastry, Ph.D.

Founder, Chair and CEO